SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Iron Eagle Group, Inc.

 (Exact name of registrant as specified in charter)

DELAWARE

       27-1922514

(State or other jurisdiction of

 (I.R.S. Employer I.D. No.)

incorporation or organization)

61 West 62nd Street, Suite 23F

New York, New York 10023

(Address of principal executive offices)

Iron Eagle Group, Inc. 2012 Stock Awards Plan

 (Full title of the plan)

Jason M. Shapiro

61 West 62nd Street, Suite 23F

New York, New York 10023

(888) 481-4445

 (Name and address of

(Telephone number of

    agent for service)

agent for service)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS

PROPOSED

PROPOSED

OF SECURITIES TO BE

AMOUNT

MAXIMUM

MAXIMUM

AMOUNT OF

REGISTERED

BEING

OFFER PRICE

AGGREGATE

REGISTRATION

REGISTERED

PER SHARE

OFFER

 PRICE

FEE

COMMON SHARES

1,575,000

$.50

$787,500

$90.25

(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a), (c) and (g) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8.  The documents containing the information specified in Part I of this registration statement will be sent or given to eligible participants as specified by Rule 428(b) promulgated under the Securities Act of 1933.  Such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed by the registrant with the Securities and Exchange Commission, are hereby incorporated by reference:

      The registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on August 2, 2012;

      The registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed with the Commission on August 3, 2012;

    The registrant’s Amendment 1 to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 filed with the Commission on August 23, 2012; and

      The registrant's Current Report on Form 8-K filed with the Commission on August 28, 2012.

All documents filed by the with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.   DESCRIPTION OF SECURITIES

The registrant's authorized capital consists of 875,000,000 common shares, $.00001 par value, of which 17,854,959 common shares were outstanding as of September 13, 2012.  The registrant's common stock is presently listed and traded on the OTC Market under the symbol "IEAG".

Common Stock

Each common share is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of common shares

    (i) have equal, ratable rights to dividends from funds legally available therefore, when, as and if declared by the board of directors of the registrant;

   (ii) are entitled to share ratably in all of the assets of the registrant available for distribution to holders of common shares upon liquidation, dissolution or winding up of the affairs of the registrant;

  (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one non cumulative vote per common share on all matters on which shareholders may vote at all meetings of shareholders.

All common shares issued and outstanding are, and those offered hereby, when issued, will be fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

As of the date of this registration, no named expert or counsel holds any specified interest or significant equity in the registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The registrant's articles of incorporation authorize the registrant to indemnify to the maximum extent permitted under Delaware law.

The Delaware Corporations Code allows indemnification of directors, officers, employees and agents of the registrant, including the advancement of expenses:

Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the general corporation law of the state of Delaware from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person; and shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under the articles of incorporation of the registrant.

In general, officers and directors of the registrant are indemnified against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and are not deemed to be liable to registrant for negligence or misconduct in the performance of their duties.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8. EXHIBITS

Exhibit Number

Description

     4

Iron Eagle Group, Inc. 2012 Stock Awards Plan dated

September 4, 2012

     5

Opinion of Counsel, Jody M. Walker

     23.1

Consent of Marcum LLP, Independent Registered Public

Accounting Firm

     23.2

Consent of The Hall Group, CPAs, Independent Registered Public

Accounting Firm

     23.3

Consent of Jody M. Walker (included in Exhibit 5.1)

ITEM 9.  UNDERTAKINGS

1.   The registrant hereby undertakes:

(a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

 (i)   to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement;

 (iii)   to include any material information with respect to a plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

 (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.   The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on this 17th day of September, 2012.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on September 14, 2012.

Iron Eagle Group, Inc.

/s/Edward M. English

By: Edward M. English

Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the date indicated.

/s/Edward M. English

Chief Executive Officer/

September 14, 2012

Edward M. English

Director

/s/Jason M. Shapiro

Chief Financial Officer/

September 14, 2012

Jason M. Shapiro

Controller/Director

/s/ Gary J. Giulietti

Director

September 14, 2012

Gary J. Giulietti

/s/Joseph E. Antonini

Director

September 14, 2012

Joseph E. Antonini